EXHIBIT 10.2
STOCK SURRENDER AGREEMENT

This Stock Surrender Agreement (the “Agreement”) dated as of October 16, 2012, by and among J. Kevin Adams, Daniel L. Brown and William Bethell (collectively, “Senior Management”) and the persons listed on Schedule A (each such person listed on Schedule A being hereinafter referred to as a “Shareholder” and collectively, the “Shareholders”) and Green Ballast, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has adopted that certain 2011 Restricted Stock Plan of Green Ballast, Inc., effective April 15, 2011 (the “Plan”); and

WHEREAS, pursuant to the Plan and certain stock award agreements (the “Award Agreements”) entered into by and between the Company and each of the persons composing Senior Management, Senior Management received shares of common stock (the “Common Stock”) from the Company pursuant to the Award Agreements from the Company; and

WHEREAS, the Company has entered into an agreement with Loewen, Ondaatje, McCutcheon USA LTD (“LOM”) whereby LOM is to provide certain investment banking services to the Company relating to certain capital financings for the Company which include, without limitation, certain bridge loan financings (collectively, the “Bridge Financing”); and

WHEREAS, in partial consideration for the Bridge Financing, the Company has agreed to surrender certain shares of Common Stock to the Company to fund the Company’s sale and issuance of Common Stock to the investors or lenders providing the Bridge Financing to the Company; and

WHEREAS, in connection with the Bridge Financing, Senior Management desires to surrender, or cause the Shareholders to whom certain shares of the Common Stock were issued pursuant to the Plan and the Award Agreements or were assigned thereafter, as the case may be, to surrender his or its legal right, title and interest in the number of shares of Common Stock needed by the Company in connection with the Bridge Financing, not to exceed the number of shares set out opposite his or its name on Schedule A attached hereto (the “Surrendered Shares”), and the Company desires to accept such Surrendered Shares.

NOW, THEREFORE, in consideration of the promises and mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

1. Surrender of Shares. Subject to the terms and conditions of this Agreement, at or prior to the closing (the “Closing”) of the Bridge Financing, the Shareholders agree to surrender all legal right, title and interest in and to the Surrendered Shares to the Company. Shareholders shall receive no consideration for the Surrendered Shares.

2. Transfer of Surrendered Shares.  At or prior to the Closing of the Bridge Financing, Senior Management shall deliver and issue, or cause their respective family limited partnerships to deliver and issue, as the case may be, the stock certificates representing the Surrendered Shares, applicable stock powers and irrevocable transfer instructions to the Company’s transfer agent (the “Transfer Agent”) instructing the Transfer Agent to issue and deliver to the Company a stock certificate representing the Surrendered Shares, registered in the Company’s name.

3. Representations and Warranties.  Each Shareholder hereby represents and warrants to the Company that:

a.
The Shareholder owns, beneficially and of record, and has the full power and authority to convey, free and clear of all liens, encumbrances and restrictions, the Surrendered Shares set forth opposite his or its name on Schedule A.  The Shareholder is not a party to any voting agreement, buy-sell agreement, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to the Common Stock of the Company held by the Shareholder.

b.
The execution, delivery and performance by the Shareholder of this Agreement has been duly authorized and will constitute the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.  No consent, approval, authorization, order, filing, registration or qualification of or with any court, government authority or third person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement or the performance of the Shareholder’s obligations hereunder.

4. Further Assurances. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions as LOM, or the other parties hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

5. Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or by postage prepaid, registered, certified or express mail or by reputable overnight courier service and shall be deemed given when delivered by hand or upon receipt of telecopy confirmation if sent by facsimile, three days after mailing (one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows (or at such other address or to such other fax for a party as shall be specified by like notice):

a.	If to Senior Management:
J. Kevin Adams, CEO
c/o Green Ballast, Inc.
2620 Thousand Oaks Boulevard, Suite 4000
Memphis, TN 38118
FAX:          901.260.1803

b.	If to the Shareholders:
c/o Green Ballast, Inc.
2620 Thousand Oaks Boulevard, Suite 4000
Memphis, TN 38118
ATTN: CEO
FAX:          901.260.1803

c.	If to the Company:
J. Kevin Adams, CEO
c/o Green Ballast, Inc.
2620 Thousand Oaks Boulevard, Suite 4000
Memphis, TN 38118
FAX:          901.260.1803

6. Assignment; Successors and Assigns.  This Agreement and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by any party hereto without the prior written consent of the other parties hereto.  Any attempted assignment or delegation in contravention hereof shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

7. No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

8. Default; Remedies.  In the event of any default by any party to this Agreement, each other party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

9. Interpretation; Definitions.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section in which such words appear.

10. Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

11. Counterparts.  This Agreement and any amendments hereto may be executed by facsimile or PDF and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties hereto.

12. Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

13. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles of such State.

14. Actions and Proceedings.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Tennessee located within the County of Shelby, of the United States of America located in the Western District of the State of Tennessee within Shelby County for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that, the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to any such party’s address referred to in Section 5 shall be effective service of process for any action, suit or proceeding brought against such party in any such court).  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the State of Tennessee or the United States of America located in the State of Tennessee, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.   EACH OF THE PARTIES HERETO HEREBY AGREES TO

WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

15. Waiver.  Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any consent given by any party pursuant to this Agreement shall be valid only if contained in a written consent signed by such party.

16. Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

17. Specific Performance.  The parties hereby acknowledge, recognize and agree that irreparable injury may result to any non-breaching party if a party breached any provision of this Agreement such that money damages alone would not be a sufficient remedy for any such breach.  Each party hereto therefore agrees that if it should engage, or cause or permit any other person to engage, in any act in violation of any provision hereof, the other parties shall be entitled, in addition to such other remedies, damages and relief as may be available under this Agreement or applicable law, to an injunction prohibiting the breaching party from engaging in any such act or specifically enforcing this Agreement, as the case may be.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the day and year first above written.

The “Company”

Green Ballast, Inc.

By:	/s/ William Bethell
Name:	William Bethell
Title:	Chief Financial Officer

"Senior Management”

/s/ J. Kevin Adams
J. Kevin Adams

/s/ Daniel L. Brown
Daniel L. Brown

/s/ William Bethell
William Bethell

The “Shareholders”

Adams Family Limited Partnership

By:	/s/ Sarah E. Adams
Name:	Sarah E. Adams
Title:	General Partner

The “Shareholders”

/s/ Daniel L. Brown
Daniel L. Brown

The “Shareholders”

/s/ William Bethell
William Bethell

Schedule A

Seller	Maximum number of Shares to be transferred to the Company
Adams Family Limited Partnership	334,000
Daniel L. Brown	333,000
William Bethell	333,000

Total	1,000,000